EXHIBIT 10.1

EXHIBIT A

AMENDMENT NO. 1 TO THE
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN
CHRISTOPHER & BANKS CORPORATION
AND
LORNA NAGLER

This AMENDMENT NO. 1 TO THE EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made as of the        day of               , 2008, between Christopher & Banks Corporation, a Delaware corporation (the “Corporation”), and Lorna Nagler (the “Executive”).

WHEREAS, the Corporation and the Executive entered into the Executive Employment Agreement dated August 30, 2007 (the “Agreement”);

WHEREAS, the Corporation and the Executive desire to make certain modifications to the Agreement to reflect governance actions taken by the Board of Directors since the date of the Agreement and to reflect more accurately the understandings of the parties with respect to certain of the subjects covered thereby; and

WHEREAS, Article 20 provides that modifications to the Agreement must be in writing and signed by the parties to the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Executive hereby agree to amend the Agreement, effective as of the date hereof, as follows:

1.                     The second sentence in Section 4.1 of the Agreement is hereby amended in its entirety to read as follows:

“If this Agreement remains in effect after the close of fiscal year 2010, for each fiscal year thereafter, Executive’s base salary shall be reviewed and adjustments, if any, shall be determined by the Compensation Committee of the Board of Directors of the Corporation (or any successor committee thereto, the “Compensation Committee”) in its sole discretion; however, such base salary cannot be reduced below $850,000 or the Executive’s base salary for fiscal year 2010, whichever is higher.”

2.                     The third and fourth sentences in Section 4.2 of the Agreement are hereby amended in their entirety to read as follows:

“On the date of the Corporation’s first Board of Director’s meeting in 2008, the Corporation shall grant to Executive non-qualified stock options covering 1,300 shares, effective as of April 14, 2008, and vesting to the extent of 434 shares on August 31, 2008 with an additional 433 shares vesting on each of August 31, 2009 and August 31, 2010, respectively, assuming Executive continues to be employed with the Corporation on such dates.  The exercise price of such stock options will be the closing price of the Corporation’s Common Stock on the New York Stock Exchange on April 14, 2008.”

3.                     The first sentence in Section 4.3 of the Agreement is hereby amended in its entirety to read as follows:

“As of the effective date of this Agreement, the Corporation shall grant to Executive 40,000 shares of its Common Stock as a restricted stock grant and, provided Executive continues to be employed by the Corporation as its Chief Executive Officer and has not given any notice of resignation before or on such dates, effective on the first day in the Corporation’s trading window in 2008, 2009, 2010 and 2011 following the issuance and announcement of the prior year’s earnings, the Corporation shall grant to Executive additional restricted stock grants of 40,000 shares of the Corporation’s Common Stock on each such date.”

4.                     Section 4.7 of the Agreement is hereby amended in its entirety to read as follows:

“Executive shall be entitled, during each full calendar year in which this Agreement remains in effect, to 23 days of paid time off (“PTO”), and a pro rata portion thereof for any partial calendar year of employment.  Except as expressly provided in the Corporation’s PTO policy, any PTO not used during any such calendar year may not be carried forward to any succeeding calendar year and shall be forfeited.  Employee shall not be entitled to receive any payment in cash for PTO remaining unused at the end of any year.  At separation from employment, the Corporation will pay Executive for any unused PTO in the year of such separation, prorated from January 1 of the year of separation through Executive’s last day of employment to the extent consistent with the terms of the Corporation’s PTO policy.”

5.                     The second sentence in Section 4.9 of the Agreement is hereby amended in its entirety to read as follows:

“The Corporation will: (1) pay for Executives’ coach round-trip airfare, lodging and car rental while on house-hunting trips to the Minneapolis-St. Paul area; (2) pay for and arrange the pack and move of Executive’s household goods through one of its preferred carriers; (3) pay for the transport of up to two of Executive’s personal vehicles from Powell, Ohio to the Minneapolis-St. Paul area; (4) pay up to $5,000 per month for up to twelve (12) months of temporary living expenses in corporate housing/apartment while Executive secures a permanent place of residence in the Minneapolis-St. Paul area; (5) in the event that Executive purchases a residence in the Minneapolis-St. Paul area before the end of her first eighteen (18) months of employment but has not yet sold her home in Powell, Ohio during such time period, reimburse Executive for her mortgage payments on the Powell, Ohio residence up to $5,000 per month until the earlier of the sale of her Powell, Ohio residence or the end of such eighteen (18) month period; (6) reimburse Executive for a maximum of 6% realtor fees associated with the sale of her residence in Powell, Ohio; (7) reimburse Executive for her closing costs in connection with her purchase of a home in the Minneapolis-St. Paul area; (8) to protect Executive against a potential loss on the sale of her home in Powell, Ohio, pay Executive an amount equal to the difference, if any, between Executive’s purchase price of her home in Powell, Ohio and the sale price for such home, up to $200,000; and (9) reimburse Executive for up to $50,000 of other, miscellaneous expenses incurred in connection with her move to the Minneapolis-St. Paul area and the sale of her home, in each case with respect to this clause (9), at the sole discretion of, and as approved in writing by, the Chairman of the Board of Directors.”

6.                     The third sentence in Section 5.1 of the Agreement is hereby amended in its entirety to read as follows:

“The death benefit shall be in the amount of $2,500,000, of which $1,500,000 is in the form of whole life insurance and $1,000,000 is in the form of term life insurance; provided, however, that the Corporation shall use commercially reasonable efforts to convert the $1,000,000 in term life insurance into whole life insurance as soon as reasonably practicable.”

7.                     The heading of Article 20 of the Agreement shall be changed to “Entire Agreement; Amendments” and the second sentence of Section 20.1 is hereby amended in its entirety to read as follows:

“The parties further agree that no amendments of this Agreement may be made except by means of a written agreement or memorandum signed by the parties and approved by the Corporation’s Board of Directors or its Compensation Committee.”

8.                     The first sentence of Exhibit A is hereby amended in its entirety to read as follows:

“Your employment agreement provides for the future grant of 40,000 shares of Restricted Stock to be made in each of the years 2008, 2009, 2010 and 2011 effective on the first day in the Corporation’s trading window in 2008, 2009, 2010 and 2011 following the issuance and announcement of the prior year’s earnings, which grants shall each be subject to a risk of forfeiture that shall lapse for each grant on the date that is one year after the date of that grant (the grant “anniversary date”); provided that (i) you have been continuously employed by the Corporation through such anniversary date and have not given any notice of resignation before or on that date and (ii) the Corporation has satisfied certain performance conditions for the fiscal year in which the grant was made, as described below (such performance conditions to be consistent with those set forth in the restricted stock agreements of the other senior executives of the Corporation) or such alternative performance criteria that you and the Corporation mutually agree upon.”

Further, the following paragraph is hereby added to Exhibit A as a new, last paragraph thereof:

“Further, the Corporation agrees that, subject to the terms and conditions established from time to time by the Compensation Committee of the Corporation and set forth in the relevant forms of any plans and agreements approved by that Committee, you will be eligible to participate in, and will receive appropriate consideration by that Committee for, awards to be made under long-term incentive equity award programs that are approved by such Committee for use with senior executives of the Corporation.”

9.                     No other terms or conditions of the Agreement are amended hereby, and all such terms and conditions of the Agreement shall remain in full force and effect.

10.                   The parties hereby agree that this Amendment shall be construed in accordance with the internal laws of the State of Minnesota without regard to the conflict of laws thereof.

11.                   The parties hereby agree that they may amend and restate the Agreement to include all of the substantive terms of this Amendment in a consolidated amended and restated executive employment agreement.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Amendment as of the date and year first written above.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Larry Barenbaum
Name:	Larry Barenbaum
Title:	Chairman

EXECUTIVE

/s/ Lorna Nagler
Lorna Nagler